Exhibit 99.1

NEWS

Michael j. LOparco Joins Sanmina’s Board of Directors

San Jose, CA – March 12, 2025. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced the appointment of Michael J. Loparco to the Company's Board of Directors, effective March 10, 2025.

Mr. Loparco is a seasoned executive with over 25 years of experience building and growing highly technical and global manufacturing businesses. Most recently, he served as CEO of Symbotic, an AI and software-driven warehouse robotics and automation company where he led the company's successful IPO. Before Symbotic, Mr. Loparco spent more than two decades at Jabil Inc., where he held various senior leadership positions. In his most recent role at Jabil, Mr. Loparco was CEO of the Electronics Manufacturing Services (EMS) segment. Additionally, he had executive ownership of Jabil’s worldwide enterprise IT, global procurement, supply chain strategies and strategic investments. Prior to that, he served as CEO of Engineered Solutions Group. During his tenure at Jabil, he was responsible for driving growth, innovation, digital transformation, operational efficiencies, establishing technology roadmaps, transforming complex supply chains and working with OEM/JDM partners in a diverse array of end markets.

Mr. Loparco currently serves on the boards of directors of iRobot, Illumus and E2IP Technologies. He is also a strategic advisor to Awz Ventures. Mr. Loparco holds a JD with honors from Stetson University College of Law and a BA in International Business from Eckerd College. He is a licensed attorney and an active member of the Florida Bar.

“We are pleased to have Michael join Sanmina's Board,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina Corporation. “Michael's extensive leadership experience and proven track record in global manufacturing, supply chain management, mergers and acquisitions and enterprise IT will be a tremendous asset to the company. We look forward to working with Michael and gaining his perspective as we continue to position the company for future growth."

About Sanmina

Sanmina Corporation, a Fortune 500 company, is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the industrial, medical, defense and aerospace, automotive, communications networks and cloud infrastructure markets. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Melching

SVP, Investor Communications

408-964-3610